UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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CUMBERLAND PHARMACEUTICALS INC.

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March 15, 2021
DEAR FELLOW SHAREHOLDERS:
You are invited to join us for the 2021 Annual Meeting of Shareholders of Cumberland Pharmaceuticals Inc. The meeting will be held on April 27, 2021 at 9:30 a.m. Central Time, at Cumberland’s Corporate Offices located at 2525 West End Avenue, Nashville, Tennessee.
The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at this year's Annual Meeting. The Board's recommendations on these items are included with the proposals, and your support is important.
Shareholders of record can vote their shares by marking the enclosed proxy, signing and dating the proxy card and mailing it in the enclosed envelope. Shareholders can also vote using the Internet or mobile device. Instructions for using these alternative voting methods are included in the enclosed proxy card.
Sincerely,
A. J. Kazimi
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2021

The 2021 Annual Meeting of Shareholders of Cumberland Pharmaceuticals Inc., will be held on April 27, 2021 at 9:30 a.m. Central Time, at the Cumberland Pharmaceuticals Inc., Centennial Boardroom, 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203. The items of business are:
(1)    Election of two (2) Class II Directors to serve until the 2024 Annual Meeting of Shareholders, or until their successors are duly elected and qualified;
(2) Ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the year ending December 31, 2021;
(3) Any other business that may properly come before our annual meeting.
Shareholders of record at the close of business on March 2, 2021 are entitled to receive notification and vote at the Annual Meeting and any adjournments or postponements of the meeting. If you were a shareholder at the close of business on March 2, 2021, you are entitled to vote at the Annual Meeting.
We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow companies to deliver proxy materials to their shareholders on the Internet. We believe this approach allows us to provide shareholders with a timely and convenient way to receive proxy materials and vote, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about March 18, 2021, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders. We have provided access to our proxy materials on the Internet. The proxy materials include our 2020 Annual Report to Shareholders, our Annual Report on Form 10-K for 2020 and the Proxy Statement and proxy card.

Whether or not you plan to attend the Annual Meeting, we ask that you carefully read through the proxy statement and the voting instructions to ensure that your shares are represented. If you attend the meeting you may withdraw any previously given proxy and vote your shares in person.
By order of the Board of Directors,

A. J. Kazimi
Chairman and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 27, 2021
This Proxy Statement, our 2020 Annual Report to Shareholders and our Annual Report on Form 10-K for 2020 are available at: http://www.cstproxy.com/cumberlandpharma/2021. Directions to attend the Annual Meeting and vote in person are available on our website, www.cumberlandpharma.com. From the homepage, link through the “Investor Relations” page to the “Events Calendar” page.

Voting Your Shares

You may vote if you owned shares of our common stock at the close of business on March 2, 2021. You may vote in person, or submit a proxy by the Internet, mobile device or mail as follows:

Internet:	www.cstproxyvote.com
Mail:	Complete, sign, date and return your proxy card in the postage-paid envelope provided.
In Person:	Attend our annual meeting and vote by ballot

If you submit your proxy via Internet, you do not need to return your proxy card.

CUMBERLAND PHARMACEUTICALS INC.
2525 West End Avenue, Suite 950
Nashville, Tennessee 37203
(615) 255-0068
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2021

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
This Proxy Statement accompanies the Notice of Annual Meeting of Shareholders of Cumberland Pharmaceuticals Inc., a Tennessee corporation (“we,” “our,” or “the Company”), in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Annual Meeting to be held on April 27, 2021 at 9:30 a.m. Central Time, at the offices of Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203, and at any postponement or adjournment of the meeting.
We are furnishing proxy materials to our shareholders primarily via the Internet under rules adopted by the Securities and Exchange Commission, instead of mailing printed copies of those materials to each shareholder. These materials are available to stockholders via the Internet at the following website: http://www.cstproxy.com/cumberlandpharma/2021. On March 18, 2021, we will begin mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2020 Annual Report to Shareholders, our Annual Report on Form 10-K for 2020 and the Proxy Statement and proxy card. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card or to vote via the Internet or mobile device. We pay the entire cost of soliciting your proxy, including the cost of preparing, assembling, printing, mailing or otherwise distributing the Notice of Internet Availability of Proxy Materials and these proxy materials.
This process is designed to expedite the shareholders receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Shareholders who would prefer to continue to receive printed proxy materials should follow the instructions included in the Notice of Internet Availability of Proxy Materials.
What is the Purpose of the 2021 Annual Meeting?
At the 2021 Annual Meeting, shareholders will act upon the matters outlined in the attached Notice of Annual Meeting and described in detail in this Proxy Statement, which are:
•(1) to elect two (2) Class II Directors to serve until the 2024 Annual Meeting of Shareholders;
•(2) ratify the appointment of BKD, LLP as our independent registered public accounting firm for 2021; and
•(3) to transact such other business as may properly come before our annual meeting or any postponement or adjournment of the meeting.
In addition, our management will report on our performance during the fiscal year ended December 31, 2020 and respond to questions from shareholders.
Although the Board does not anticipate that any other matters will come before the 2021 Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.

Who Is Entitled to Vote at the 2021 Annual Meeting?
Only shareholders of record at the close of business on March 2, 2021, or the “record date,” will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the meeting.
What Are the Voting Rights of the Holders of Our Common Stock?
Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the Annual Meeting. With regard to the election of directors, holders of common stock are entitled to vote for as many individuals as there are director seats to be elected, which for the 2021 Annual Meeting includes two (2) Class II director seats. The election of directors is by plurality voting, meaning that the two nominees receiving the greatest number of votes cast will be elected; provided that a quorum is present. On each other matter to be presented, a matter will be approved if the votes cast in favor of the action exceed the votes cast opposing the action.
Abstentions will not be counted towards the tabulation of votes cast on matters properly presented to the shareholders (except the election of directors). In the election of directors, if more votes are withheld than votes for the election of a director, that director must tender his or her resignation to the Board of Directors; the Board of Directors will have 90 days to consider the matter and act. Any director who tenders his or her resignation due to this process cannot participate in any decision, unless the election resulted in less than two directors serving on the Board of Directors.
What Constitutes A Quorum?
Our Bylaws provide that the presence, in person or by proxy, of the holders of a majority of shares entitled to vote at our Annual Meeting shall constitute a quorum. On the record date there were 14,926,555 shares of our common stock (excluding restricted shares) issued and outstanding and such shares are the only shares entitled to vote at the Annual Meeting. Therefore, we anticipate that the quorum for our Annual Meeting will be 7,463,278 shares.

Your Proxy may be sent directly to the broker that holds your shares. A broker may vote your shares on your behalf without instructions for routine matters. However, a broker must have instructions from you to vote your shares with respect to non-routine matters, such as the election of directors. A vote that is not cast because the broker lacks instructions from you is called a “broker non-vote.” Broker non-votes will be treated as shares present for the purpose of determining whether a general quorum is present at the Annual Meeting, but they will not be counted as a vote FOR or AGAINST a non-routine matter or as an abstention on any non-routine matter.
What Are the Board’s Recommendations?
Unless you provide other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with the description of the Proposal in this Proxy Statement. In summary, the Board recommends a vote FOR election to the Board of Directors of the nominees for the two (2) Class II directorships named in this Proxy Statement (See Proposal I), and a vote FOR the ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the year ending December 31, 2021 (See Proposal II).
The proxy holders will vote in their discretion with respect to any other matter that may properly come before the Annual Meeting.

Proxies
If the enclosed proxy card is executed, returned in time and not revoked, the shares represented thereby will be voted at the Annual Meeting and at any postponement or adjournment of the meeting in accordance with the instructions indicated on such proxy. IF NO INSTRUCTIONS ARE INDICATED ON THE PROXY CARD, THE OFFICIAL PROXIES WILL VOTE (1) “FOR” PROPOSAL I DESCRIBED IN THIS PROXY STATEMENT; (2) "FOR" THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021; AND (3) AS TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE SOLE DISCRETION OF THE PROXY HOLDERS.
A shareholder who has returned a proxy card may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting to Cumberland Pharmaceuticals Inc. a duly executed proxy bearing a later date or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203, Attention: Corporate Secretary.

PROPOSAL I
ELECTION OF DIRECTORS
The Board of Directors
Effective April 27, 2021, our Board of Directors will consist of eight directors, divided into three classes, serving staggered three-year terms. One of three classes is elected each year to succeed the directors whose terms are expiring. At this 2021 Annual Meeting, the term of the two (2) Class II directors expire. The individuals nominated for election as director in Class II at this 2021 Annual Meeting would, if elected, hold office for a three-year term expiring in 2024.
Director Nominees
Mr. Cearnal and Mr. Jones are currently serving as directors of the Company. There are currently six independent directors serving on our Board.
Nomination to serve as Class II directors, for term expiring in 2024
Martin E. Cearnal. Mr. Cearnal, 76, has served as a member of our Board of Directors since 2004. In 2008, he joined our management team to head commercial development for Cumberland, currently serving as Executive Vice President and Chief Commercial Officer. He is the former President and Chief Executive Officer of Physicians World, which became the largest provider of continuing medical education during his tenure from 1985 to 2000. Physicians World was acquired by Thomson Healthcare in 2000, and Mr. Cearnal served as President of Thomson Physicians World from 2000 to 2003 and Executive Vice President-Chief Strategy Officer for Thomson Medical Education from 2003 through 2005. He then became Executive Vice President-Chief Strategy Officer for Jobson Medical Information. Mr. Cearnal has over 50 years of experience in the healthcare industry and has been involved with the launches of such noteworthy pharmaceutical products as Lipitor®, Actos®, Intron-A®, Straterra®, Botox® and Humira®. He spent 17 years at Revlon Healthcare in a variety of domestic and international pharmaceutical marketing roles culminating in his position as Vice President, Marketing for International Operations. He has a B.S. degree from Southeast Missouri State University. The Board of Directors believes Mr. Cearnal brings significant marketing-related knowledge to the Company, which has and will help facilitate successful product launches and marketing plans, among other contributions.
James R. Jones. Mr. Jones, 73, has served as a member of our Board of Directors since 2010 and is Chair of our Audit Committee. Mr. Jones’ 36 year career in professional accounting at KPMG LLP included the role of Managing Partner at their Nashville, Tennessee office from 1999 to 2006. He served in various capacities during his career at KPMG which also included positions at their offices in Jackson, Mississippi, Washington, D.C. and Greenville, South Carolina. During his tenure with KPMG, Mr. Jones led a team of more than 100 individuals providing accounting services for an extensive client base. Following retirement in 2006, he has served as an advisor as well as provided various consulting services to several companies, including acting as liaison between management and the board of directors of a long-term care facility and serving as interim CEO of a charitable organization. He is currently a board director and member of the audit committees of Argent Trust Company of Tennessee and Belmont University. Mr. Jones also serves as a member of our Audit Committee and is our Audit Committee financial expert. Mr. Jones holds a B.S. from Mississippi College and an M.B.A from Mississippi State University. The Board of Directors believes Mr. Jones’ significant accounting background will strengthen Cumberland’s existing financial capabilities and play a key role as the company is subject to increasingly stringent accounting and auditing regulations as a public entity.

Class II director with term expiring in 2021
Jonathan I. Griggs. Mr. Griggs, 86, has served as a member of our Board of Directors since 2010. Mr. Griggs has elected to retire at the end of this term and will not stand for re-election at the Annual Meeting. His career spans more than 41 years in the pharmaceutical and biotechnology industries and includes significant international experience. He spent 23 years at Warner Lambert Corporation in positions of increasing responsibility, culminating with his position as Vice President of Human Resources. During his tenure with Warner Lambert, he provided leadership for the successful integration of three pharmaceutical businesses into what became Parke Davis, the largest consolidation in the industry at that time. From 1992 to present he has been the CEO of Griggs & Associates, a management and human resources consulting firm assisting start-up companies and providing critical assistance in turnaround situations. Mr. Griggs also provided the leadership and strategic management for the formation and establishment of the AACA (Antique Auto Club of America) Museum, a leading transportation museum where he served as chairman and is currently a director. Mr. Griggs has his B.S. Degree from Penn State and attended the Wharton School of Management at the University of Pennsylvania. He has been an advisor to Cumberland Pharmaceuticals as a member of the company’s Pharmaceutical Advisory Board since it began operations in 1999. The Board of Directors believes Mr. Griggs’ experience in strategic management and human resources consulting will be critical as the company continues to build a strong, effective management team.
Class I Directors Expected to Stand For Re-Election in 2023
Joey A. Jacobs. Mr. Jacobs, 67, joined Cumberland’s Board of Directors in 2011 and is Chairman of our Governance and Nominating Committee and Lead Independent Director. A healthcare veteran with more than 45 years of industry experience, Mr. Jacobs is the former Chairman and Chief Executive Officer of Acadia Healthcare, a rapidly growing behavioral health company. Mr. Jacobs is the former Chairman, President and Chief Executive Officer of Nashville-based Psychiatric Solutions, Inc. (PSI), which he co-founded in 1997 and grew into a $2 billion behavioral healthcare system before the company’s sale to Universal Health Services in 2010. Prior to founding PSI, Mr. Jacobs spent 21 years at Hospital Corporation of America, or HCA, where he served in various capacities. In addition to serving as the former Chairman of the Nashville Health Care Council, he is also a past director of the Federation of American Hospitals, the National Association of Psychiatric Health Systems, Mental Health Management and Envision Corporation. He is currently a board member of the Monroe Carell, Jr. Children’s Hospital at Vanderbilt and Middle Tennesse State University. Mr. Jacobs holds a B.S. degree from Middle Tennessee State University. The Board of Directors believes Mr. Jacobs’ extensive hospital industry experience as well as his experience as chairman and CEO of two publicly traded healthcare companies will be critical as the Company continues to develop its hospital acute care product line and navigate the responsibilities associated with being a public company.
Caroline R. Young. Ms. Young, 46, joined the Board of Directors of Cumberland Pharmaceuticals in 2016. Ms. Young was previously the President of the Nashville Health Care Council, a position she held from 2008 to 2015. Under her leadership, the Council’s membership grew to encompass 300 diverse organizations and launched the one-of-a-kind Fellows initiative designed to further the skills of business executives. Additionally, the Council’s innovative Leadership Health Care program expanded to consist of 1,000 members.  Ms. Young joined the Council in 2004, serving as vice president. Prior to the Council, Ms. Young was the founding Executive Director of Life Science Tennessee from 2002 to 2004. She also served in communications roles for the State of Tennessee’s Department of Economic and Community Development (ECD) from 1998 to 2002. Ms. Young most recently served as the Executive Director of NashvilleHealth, an initiative focused on improving the health of the citizens of Nashville-Davidson County. NashvilleHealth addresses area health equity issues and ensures Nashville continues to be a great place to live and work. Ms. Young has been recognized by the Nashville Business Journal as a “Healthcare Hero,” and the Nashville Medical News as a “Woman to Watch.” Currently, Ms. Young is a member of the Advisory Board of the Washington, DC-based Women Business Leaders of the U.S. Healthcare Industry. Ms. Young holds a B.A. from the University of Mississippi and a M.S. from the University of Tennessee. The Board of Directors believes Ms. Young’s extensive healthcare industry experience as well as organizational leadership experience will be critical as the Company continues to address unmet medical needs.

Kenneth J. Krogulski. Mr. Krogulski, 63, joined Cumberland’s Board of Directors in 2017. He has over 40 years of experience in security analysis and portfolio management and is currently the President and Chief Executive Officer of Berkshire Asset Management, LLC, as well as the company’s Chief Investment Officer. Berkshire is a 33-year-old independent SEC registered Pennsylvania based investment advisory firm with over $2.2 billion in assets under supervision. Prior to Berkshire, Mr. Krogulski began his career in financial services in 1979 at First Eastern Bank, N.A., now PNC Financial, as an investment analyst and portfolio manager, where he advanced to Chief Investment Officer of the Trust Department. He then joined Berkshire in 1990 and later led a management buy-out acquiring the company from Legg Mason. Under his leadership Berkshire’s assets under supervision have grown from $600 million in 2006 and are now over $2.2 billion. Currently Mr. Krogulski serves on the board of Allied Services Rehabilitation Hospital and is a Director of Landmark Community Bank (LDKB: Nasdaq). Previously he served as the Director of the Wyoming Valley Health Care System, on the board of the F.M. Kirby Center for the Performing Arts, the Luzerne Foundation and on various other community boards. Mr. Krogulski holds a B.S. in finance from Indiana University of Pennsylvania and earned his M.B.A. from Wilkes University. In addition, he holds the Chartered Financial Analyst designation. The Board of Directors believes Mr. Krogulski's extensive financial background and public company investing experience will be critical to supporting the Company's financing strategy.
Class III Directors Expected to Stand For Re-Election in 2022
A.J. Kazimi. Mr. Kazimi, 62, founded our company in 1999 and has served as the Chairman of our Board of Directors and Chief Executive Officer since inception. His career includes 30 years in the biopharmaceutical industry. At Cumberland, he has overseen the development and FDA approval of the company’s Acetadote® and Caldolor® brands, while also leading the acquisition of the Company’s five other commercial products. He was responsible for Cumberland’s initial public offering and listing on the Nasdaq stock exchange. He also serves as Chairman and Chief Executive Officer of Cumberland Emerging Technologies. Prior to joining our company, he spent eleven years helping to build Therapeutic Antibodies Inc., an international biopharmaceutical company. As President and Chief Operating Officer, he made key contributions to that company’s growth from its start-up phase through its initial public offering and listing on the London stock exchange. Mr. Kazimi started his career at Brown-Forman Corporation, rising through a series of management positions and helping to launch several new products. Mr. Kazimi serves on the Board of Directors for the Nashville Health Care Council, an association of the largest concentration of healthcare companies in the U.S. He also serves on the Boards of the Tennessee Historical Society and the Gettysburg Foundation which partners with the National Park Service to preserve the historic military park. Mr. Kazimi is a member of the Board of Visitors at the Vanderbilt University Business School and the Visiting Committee at the Loyola University New Orleans’ College of Business. He previously served on the board of Aegis Sciences Corporation, a federally certified forensic toxicology laboratory, which has sold twice to large private equity investors. He holds a B.S. from the University of Notre Dame and an M.B.A. from the Vanderbilt University Owen Graduate School of Management. The Board of Directors believes that Mr. Kazimi brings strategic insight, leadership and a history of successful execution to the Company along with a wealth of experience in both the biopharmaceutical industry and the development of emerging companies.
Gordon R. Bernard. Dr. Bernard, 69, served as our Medical Director from 1999 until 2010 and currently serves as Chair of our Medical Advisory Board. He has served on our board of directors since 2010. Dr. Bernard is the Executive Vice President for Research at Vanderbilt University Medical Center, and also the Melinda Owen Bass Professor of Medicine and former Chief of the Division of Allergy, Pulmonary and Critical Care Medicine at Vanderbilt. In addition, he is Executive Vice President for Research, Senior Associate Dean for Clinical Sciences and Chairman of Vanderbilt’s Pharmacy and Therapeutics Committee, which is responsible for approving the Vanderbilt Medical Center Formulary of approved drugs and therapeutics. Dr. Bernard has been conducting national and international trials of pharmaceuticals since 1980 and he has been steering committee chair of the National Institutes of Health, Acute Respiratory Distress Syndrome Clinical Trials Network since its inception in 1994 through its conclusion in 2014. This network is the only federally supported ongoing system for the conduct of research in the hospital Intensive Care Unit, or ICU. He holds a B.S. from the University of Southwestern Louisiana and an M.D. from Louisiana State University. Dr. Bernard maintains an active practice as an Intensivist in the Medical ICU at Vanderbilt and is therefore in a position to observe, first hand, the pharmaceutical management issues surrounding the care of a wide variety of the most severely ill patients and identify their unmet medical needs. The Board of Directors believes Dr. Bernard’s medical background is extremely valuable as the Company seeks to continue expanding its pipeline with promising products that offer advancement to patient care and are well-positioned competitively.
Joseph C. Galante. Mr. Galante, 71, has served as a member of our Board of Directors since 2018. Mr. Galante is a music industry executive with extensive experience that scans a celebrated career. He is accredited with developing the careers of Alabama, Dave Mathews Band, Dolly Parton, Kenny Chesney, Brad Paisley, Martina McBride, Carrie Underwood, Clint Black, Miranda Lambert, and the Judds, among others. His successful business track record, entrepreneurial and public company experience make him a valuable member of our board. Mr. Galante began at RCA Records in New York, followed by a transfer to RCA Nashville where he served as a director at the label, followed by the role of Vice President of Promotion and Marketing. At the age of 32 he became the youngest person ever named to run a major country record label. In 1990 he was appointed President of RCA Records US based in New York. He returned to Nashville as Chairman to run the RCA and BNA labels in Nashville. Under his leadership, RCA Records was the number one country label for eleven consecutive years. He then served as Chairman of Sony Music Nashville for six years. He was presented with the Bob Kingsley Living Legend Award by the Opry Trust to honor his work for country music. Mr. Galante is currently a member of the Board of Directors of Pinnacle Financial Partners whose shares are listed on the Nasdaq stock exchange, the Country Music Association, and serves as the Chair of the CMA Foundation. The Board of Directors believes Mr. Galante's extensive leadership in developing brands in the entertainment industry as well as his public company experience will be critical as the Company manages its current and future brands and navigates the responsibilities associated with being a public company.
Please refer to the section labeled “CORPORATE GOVERNANCE” for a discussion of the various committees of our Board of Directors and the composition and duties of these committees, as well as the nomination process for directors, and a discussion of other corporate governance and ethical considerations.
Based on their qualifications and experience, we believe the aforementioned nominees for directorship are suitable nominees to serve on the Board and we believe the nominees will be available and able to serve as directors. In the event that a nominee is unable to serve, our Board may designate a substitute nominee, and the proxy holders will vote the proxies for the substitute nominee as they may determine.
THE BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

PROPOSAL II
PROPOSAL TO RATIFY APPOINTMENT OF
BKD, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed the firm of BKD, LLP ("BKD") as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2021. BKD has served as our independent registered public accounting firm since May 1, 2020.

We are not required to seek shareholder approval for the appointment of our independent registered public accounting firm; however, the Audit Committee and the full Board of Directors believe it to be a sound corporate governance practice to seek such approval. If the appointment is not ratified, the Audit Committee will investigate the reasons for shareholder rejection and will re-consider the appointment. Even if the selection is ratified, the Audit Committee in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

On May 1, 2020, the Audit Committee of the Board of Directors of the Company engaged BKD to serve as the Company's independent registered public accounting firm for the Company for the year ended December 31, 2020. BDO USA, LLP (“BDO”) served as the Company's registered public accounting firm until April 29, 2020.

Representatives of BKD will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS STRONGLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

AUDIT COMMITTEE REPORT
The Board of Directors appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. Each year, the Audit Committee Chairman reviews the charter and its adequacy in light of applicable Nasdaq Global Select Market rules.
The Audit Committee is comprised of four directors, all of whom are independent in accordance with the listing standards of the Nasdaq Global Select Market and within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, as amended.
The Audit Committee is responsible for providing oversight of the Company’s accounting and financial reporting process as well as the audit of the Company’s financial statements.
During the last year, and earlier this year in preparation for the filing with the SEC of our Annual Report on Form 10-K for the year ended December 31, 2020 or the 10-K, the Audit Committee:

•reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm;
•reviewed the overall scope and plans for the audit and the results of the independent registered public accounting firm’s examinations;
•met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel;
•discussed with the Company’s senior management, independent registered public accounting firm and appropriate Company financial personnel the process used for the Company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;
•demonstrated independence from management and exhibited through directives, actions and behavior, the importance of integrity and ethical values in supporting the functioning of the system of internal control and financial reporting; and
•reviewed and discussed with the independent registered public accounting firm (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by the Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, "Communication with Audit Committees Concerning Independence" and the independence of the independent registered public accounting firm and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including PCAOB Auditing Standard No. 16, “Communication with Audit Committees.”
In reliance on these reviews and discussions referred to above, as well as private discussions with the independent registered public accounting firm and appropriate Company financial personnel, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements of the Company and its subsidiaries in the Annual Report on Form 10-K.
Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, it clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for expressing an opinion on those financial statements. Audit Committee members are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on (i) management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements.

The Audit Committee met regularly with management and the independent registered public accounting firm, including private discussions with the independent registered public accounting firm, and received the communications described above. The Audit Committee has also established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The Audit Committee is responsible for recommending the independent registered public accounting firm to serve as the Company’s auditors each year and for monitoring the auditor’s qualifications, performance and independence. The Audit Committee maintains written procedures that require it to pre-approve the scope of all auditing services to be performed by the Company’s independent registered public accounting firm. The Audit Committee’s procedures prohibit the independent registered public accounting firm from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chair. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee reviews and pre-approves all non-audit services provided by the Company's independent registered public accounting firm. The Audit Committee has determined that the provision of non-audit services by the Company's independent registered accounting firm is compatible with maintaining such firm's independence.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.cumberlandpharma.com and is also available in print to any shareholder who requests it.

Submitted by the Audit Committee

Mr. James R. Jones	Mr. Kenneth J. Krogulski	Mr. Jonathan I. Griggs	Mr. Joseph C. Galante
(Chair)

Independent Registered Public Accounting Firm
    On May 1, 2020, the Audit Committee of the Board of the Company engaged BKD to serve as the Company's independent registered public accounting firm for the Company for the year ended December 31, 2020. The Audit Committee engaged BDO to serve as the Company’s previous independent registered public accounting firm for the years ended December 31, 2019 and 2018.
Aggregate fees billed to us for professional services by BKD for the fiscal year ended December 31, 2020 and by BDO for the fiscal year ended December 31, 2019 were as follows:

	2020	2019

Audit Fees	$320,591	$385,324
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$320,591	$385,324

In the above table, in accordance with the definitions and rules of the SEC, “Audit Fees” includes fees related to professional services for the audit of our consolidated financial statements included in our Form 10-K, the review of financial statements included in our Form 10-Q’s and for services that are normally provided by auditors in connection with statutory and regulatory filings or engagements. Audit fees also includes those in connection with the Company’s equity offerings. Those fees were $3,910 for the year December 31, 2020.
The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that the Audit Committee pre-approve all services performed by the Company's independent registered public accounting firm for the Company, including audit services and permitted audit-related and non-audit services. The Audit Committee approved all audit and non-audit services provided during fiscal years 2020 and 2019, respectively, prior to performing such services.
Disclosure of changes in the Company's independent registered public accounting firm
Pursuant to Item 9(d) of Schedule 14A, the Company must provide the disclosure required by Item 304(a) of Regulation S-K, similar to the disclosures previously provided by the Company in its Form 8-K dated May 1, 2020.
The Audit Committee of the Board of Directors completed a review of the appointment of the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020. As a result of this review, on April 29, 2020, the Audit Committee informed BDO of its decision to not retain BDO as the Company's independent registered public accounting firm, effective as of that date. In addition, on April 29, 2020, the Audit Committee informed BKD that they were selected as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020. BKD had obtained provisional approval as of that date, with the formal engagement of BKD being subject to BKD completing its final client acceptance process.
During the Company's fiscal years ended December 31, 2019 and 2018, and the subsequent interim period through April 29, 2020, there were (i) no disagreements between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to BDO’s satisfaction, would have caused BDO to make reference to the subject matter of the disagreement in its report on the Company's consolidated financial statements for the relevant year, and (ii) no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K. The audit reports of BDO on the consolidated financial statements of the Company as of December 31, 2019 and 2018, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

On April 29, 2020, the Company provided BDO with a copy of the Auditor Current Report and requested BDO to, as promptly as possible, furnish the Company with a letter (the "BDO Letter") addressed to the SEC stating whether BDO agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. BDO furnished to the Company a letter addressed to the SEC, dated, May 1, 2020, which stated that BDO agrees with the statements made in response to Item 304(a) insofar as they relate to their Firm.
On May 1, 2020, BKD completed its final client acceptance approval process and the Audit Committee formally engaged BKD as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020. During the Company's fiscal years ended December 31, 2019 and 2018, and the subsequent interim period through May 1, 2020, neither the Company, nor anyone on its behalf, consulted with BKD regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of March 2, 2021 (except as otherwise indicated) by (1) each person who is known by us to beneficially own more than five percent of our common stock (based solely on our review of SEC filings); (2) each of our directors and nominees; (3) our Chief Executive Officer, Chief Financial Officer and each of our other three most highly compensated executive officers, or collectively, our Named Executive Officers; and (4) all executive officers and directors as a group. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person and the address of each beneficial owner listed on the table is c/o Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203. To the knowledge of the Company, no other person or entity holds more than 5% of the outstanding shares of common stock, except as set forth in the following table.

Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock

A. J. Kazimi(2)	5,793,069	37.65%
Kenneth J. Krogulski(3)	166,495	1.11%
Leo B. Pavliv(4)	165,988	1.10%
Martin E. Cearnal(5)	151,759	1.01%
Joey A. Jacobs(6)	93,415	0.62%
James L. Herman(7)	44,561	0.30%
Joseph C. Galante (9)	31,417	0.21%
Michael P. Bonner(8)	20,287	0.14%
Jonathan I. Griggs(10)	13,803	0.09%
James R. Jones(11)	13,700	0.09%
Caroline R. Young(12)	10,933	0.07%
Gordon R. Bernard(13)	—	—
Directors and executive officers as a group (12 persons)	6,505,427	41.19%
Ariel Investments, LLC(14)	821,096	5.38%
Dimensional Fund Advisors LP(15)	781,891	5.12%

(1)	Under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he or she directly or indirectly has or shares the power to vote or dispose of, or to direct the voting of or disposition of, such shares, whether he or she has any pecuniary interest in such shares, he or she has the power to acquire such power through the exercise of any option, warrant or right, which is presently exercisable or convertible or will be within 60 days of the measurement date.

(2)	Includes 400,000 shares that Mr. Kazimi has the right to acquire upon the vesting of restricted stock.

(3)	Includes 1,000 shares Mr. Krogulski has the right to acquire upon the vesting of restricted stock.

(4)	Includes 43,500 shares Mr. Pavliv has the right to acquire upon the vesting of restricted stock.

(5)	Includes 26,600 shares Mr. Cearnal has the right to acquire upon the vesting of restricted stock.

(6)	Includes 5,000 shares Mr. Jacobs has the right to acquire upon the vesting of restricted stock.

(7)	Includes 16,000 shares Mr. Herman has the right to acquire upon the vesting of restricted stock.

(8)	Includes 10,000 shares Mr. Bonner has the right to acquire upon the vesting of restricted stock.

(9)	Includes 1,000 shares Mr. Galante has the right to acquire upon the vesting of restricted stock.

(10)	Includes 1,000 shares Mr. Griggs has the right to acquire upon the vesting of restricted stock.

(11)	Includes 1,000 shares Mr. Jones has the right to acquire upon the vesting of restricted stock.

(12)	Includes 1,000 shares Mrs. Young has the right to acquire upon the vesting of restricted stock.

(13)	Dr. Bernard, as required by a policy change by his employer, is prohibited from owning shares in a pharmaceutical company. The policy change resulted in Dr. Bernard selling 118,729 shares during 2019, but it did not impact his ability to serve on the Company's Board of Directors.

(14)	All information in the table and in this notice with respect to Ariel Investments, LLC. is based solely on the amended Schedule 13G filed by Ariel Investments, LLC with the SEC on February 12, 2021. Ariel Investments, LLC has sole power to vote 821,096 shares of common stock of the Company and sole dispositive power of 821,096 shares of common stock of the Company. The address for Ariel Investments, LLC is 200 E. Randolph Street, Suite 2900, Chicago, IL 60601.
(15)	All information in the table and in this notice with respect to Dimensional Fund Advisors LP is based solely on the Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 12, 2021. Dimensional Fund Advisors LP has sole power to vote 729,087 shares of common stock of the Company and sole dispositive power of 781,891 shares of common stock of the Company. The address for Dimensional Fund Advisors LP is: Building One, 6300 Bee Cave Road, Austin, TX 78746.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis provides you with a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. The information in this Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow this Compensation Discussion and Analysis. For purposes of this Compensation Discussion and Analysis, the following individuals were our Named Executive Officers for fiscal year 2020:

•A.J. Kazimi, our Chief Executive Officer
•Martin E. Cearnal, our Executive Vice President Marketing & Sales and Chief Commercial Officer
•Leo B. Pavliv, our Executive Vice President, Operations and Chief Development Officer
•James L. Herman, our Senior Vice President National Accounts and Corporate Compliance Officer
•Michael P. Bonner, our Senior Director Accounting & Finance and Chief Financial Officer
Executive Summary
The Company managed through the COVID-19 pandemic in 2020, continuing to operate our business - keeping facilities open and our organization intact. We also maintained our ongoing compliance with the many laws and regulations that apply to us as a publicly traded, pharmaceutical company.
Throughout the pandemic Cumberland has faced the same headwinds affecting other companies that rely on hospital admissions and patient visits to drive revenue. Our business and our clinical studies were impacted as less patients sought elective surgeries and our access to medical facilities was substantially limited. Several of our brands were negatively impacted by the lockdowns and postponement of physician office visits and elective procedures. However, we are very fortunate to have a diversified product portfolio, with other brands delivering a strong performance.
Highlights for the year include the following:
•Overall year over year growth in net sales from our commercial portfolio of branded pharmaceutical products.
•National launch of our Caldolor next generation ready-to-use product.
•Introduction of our RediTrex line of injectable methotrexate products.
•Approval and funding of a supplement to the FDA Orphan Drug grant to support our Phase II clinical program of ifetroban in patients with Duchenne’s Muscular Dystrophy.
•Use of our Vibativ brand for use in treating secondary bacterial infections in COVID-19 patients.
•Successful implementation of our co-promotion initiatives to support our Kristalose brand.
•FDA arrival for a new Vibativ Drug Product manufacturing site.
•Successful FDA audit of our relevant headquarters operations and procedures.
•A series of publications featuring important new data associated with our Caldolor® and Vibativ® brands.
•Refinancing of our $15 million bank line of credit facility.
•Approval of our S-3 registering securities that would support up to $100 million in new financing.
•Modest expansion of our sales divisions and appointment of a new corporate legal counsel.
•Formation of WHC Biopharmaceuticals, Pte. Ltd – a joint venture based in Singapore to acquire, develop and commercialize products for China and adjacent Asian markets.

A significant portion of our executives' compensation is tied to both Company and individual performance:
•We review our programs periodically to ensure that they are appropriate and competitive.
•We have annual agreements for each of our employees that do not have change-of-control features.
•We generally do not provide perquisites.
We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual bonuses, grants under our long-term equity incentive compensation plan, retirement plan and broad-based benefits programs. We place significant emphasis on performance-based incentive compensation programs. This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices.
    Role of Advisory Vote on Compensation of our Named Executive Officers
Our Board recognizes the fundamental interest our shareholders have in the compensation of our executive officers. At the 2020 Annual Meeting, our shareholders approved, on an advisory basis, the compensation of our Named Executive Officers. Based upon the results of such advisory vote and our review of our compensation policies and decisions, the Board and Compensation Committee believe that these policies and decisions are consistent with our compensation philosophy and objectives discussed below and align the interests of our Named Executive Officers with the long term goals of the Company.
Based on the advisory vote of our shareholders at the 2020 Annual Meeting, the Board determined that the Company would hold shareholder advisory votes on executive compensation once every three years. The next shareholder advisory vote on executive compensation is scheduled to occur at the Annual Meeting of Shareholders of the Company to be held in 2023. While the say on pay vote is not binding on the Board or the Company, we will continue to review our executive compensation program in the future and will consider the views of our shareholders as well as other developments during such review.
Compensation Philosophy and Objectives
Our compensation programs are designed to achieve the following objectives:
•attract and retain talented and experienced executives;
•motivate and reward executives whose knowledge, skills and performance are critical to our success;
•align the interests of our executive officers and shareholders by motivating executive officers to increase shareholder value and rewarding them when shareholder value increases;
•provide a competitive compensation package in which total compensation is primarily determined by company and individual results along with the creation of long term shareholder value;
•ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and
•compensate our executives so they will manage our business to meet our long-range objectives.
When making decisions on setting compensation for our Named Executive Officers, the Compensation Committee considers, among other factors, the importance of their importance to us and the business, the individual's past salary history, market compensation for similar positions and the contributions to be made by the executive officer to the Company.
We use the following principles to guide our decisions regarding executive compensation:
•provide compensation packages considering market levels;
•require performance goals to be achieved that will increase long term value to our shareholders;
•offer a comprehensive benefits package to all full-time employees; and provide fair and equitable compensation consistent with experience and performance.

Our Compensation Process
The Compensation Committee and management each play a role in designing our executive compensation program and determining performance levels and associated payouts. The roles of the Compensation Committee and management are carefully determined to reflect best practices.
Role of the Compensation Committee
The Compensation Committee, which is composed entirely of independent directors, oversees our executive compensation program. Each year, the Compensation Committee reviews and approves the elements of compensation for all executive officers, including but not limited to the Named Executive Officers. Our Compensation Committee independently considers appropriate compensation for our Chief Executive Officer ("CEO") during an executive session without the CEO present. Our Compensation Committee meets with the CEO outside the presence of all other executive officers to consider their compensation.
Role of Management
Our CEO annually reviews each other executive officer’s performance with the Compensation Committee and makes recommendations to the Compensation Committee with respect to the appropriate base salary, annual bonuses and grants of long-term equity incentive awards. In developing these recommendations, information from the Radford Global Life Sciences Survey, or the Radford Survey, is considered. Based in part on these recommendations from our CEO, the Compensation Committee approves the annual compensation package of our Named Executive Officers other than our CEO and compensation guidelines for the rest of the Company.
Competitive Marketplace Assessment
In making compensation determinations, our Compensation Committee periodically considers published survey data to guide compensation decisions.
The Compensation Committee reviews data in the Radford Survey of 800 biopharmaceutical companies to determine whether base salary, annual bonuses and long-term equity incentive awards for each of our Named Executive Officers are generally in the range of reported compensation for positions similar to those held by each Named Executive Officer.
Determining the Individual Compensation of our Named Executive Officers
Our compensation programs do not encourage excessive risk taking but reward achievement of short-term and long-term financial and strategic objectives through a balanced mix of compensation components not overly weighted towards the short term and through the use of multiple performance factors related to both Company-wide metrics and individual performance goals. The Compensation Committee then determines adjustments in each element of compensation paid to our Chief Executive Officer and other Named Executive Officers based on a review of annually established corporate and individual objectives. These annual objectives help identify achievements made by our executive officers. Increases or decreases in compensation in relation to the midpoint of the range identified in the Radford Survey are based on our Compensation Committee’s review of each executive officer’s performance, as well as other factors including the Compensation Committee’s assessment of the executive officer’s past experience, knowledge, future potential and the scope of his or her responsibilities.
Corporate objectives against which our executive officers are evaluated include growth in shipments of our marketed products, progress in our product development activities, progress in expanding our product portfolio through development or acquisition activities, enhancement of our corporate infrastructure and improvement in overall progress in building the Company. Individual objectives for our executive officers involve more specific progress in areas of personal responsibility and vary by individual. The achievement of particular corporate and individual objectives does not determine compensation levels in a formulaic manner.

Elements of Compensation
Overall, our compensation programs are designed to be consistent with the objectives and principles set forth above. We believe the objectives of our compensation programs are collectively best achieved through a compensation package comprised of the following basic elements:
•base salary;
•annual bonuses;
•long-term equity incentive compensation; and
•other compensation and benefits including retirement, health and welfare benefits.
A description of the primary role of each compensation element is provided below, followed by a discussion of the individual elements of compensation for the Named Executive Officers, including the CEO, during 2020.
Base Salary
We review salary ranges and individual salaries for our executive officers on an annual basis. We establish the base salary for each Named Executive Officer based on consideration of median pay levels in the market and internal factors, such as the individual's performance and experience, the level of responsibility held, as well as pay of others on our executive team.
As discussed above, our Compensation Committee reviews recommendations and determines base salaries for each Named Executive Officer after a review of published survey data, which provides us with a general understanding of the reasonableness and competitiveness of our compensation. We believe the base salaries paid to our executives during 2020 achieved our compensation objectives, compared favorably to market pay levels and were consistent with our goal of providing base salaries that are within the market ranges for similar sized companies in our industry.
Annual Bonuses
The awards of discretionary annual bonuses are determined after consideration of our corporate and individual objectives and are intended to recognize and reward our Named Executive Officers with cash payments above base salary as determined by our success in a given year. Our Compensation Committee uses the Radford Survey as a benchmarking guide for bonuses as a percentage of base salary, and then considers each executive officer's individual performance to determine bonuses paid in a given year.
In 2020, adjustments to our executive officers’ total compensation were made based on an analysis of current market pay levels in the aforementioned Radford Survey. In addition to our analysis of market pay levels, factors taken into account in determining 2020 bonuses included each executive officer's contributions, performance, role and responsibilities and the relationship of the executive officer's base pay to that of other executive officers.
Long-term Equity Incentive Compensation
We award long-term equity incentive grants to executive officers as part of our total compensation package. These awards are consistent with our pay for performance principles and align the interests of the executive officers with the interests of our shareholders. The Compensation Committee reviews and approves the amount of each award to be granted to executive officers. The Compensation Committee's goal is to provide awards that are competitive with the external market. Long-term equity incentive awards granted to executives are determined after consideration of data included in the Radford Survey. The awards generally vest over a period of four years and are intended to focus our executives on achievement of our long-term strategic goals. Long-term equity incentive awards were made pursuant to our 1999 Stock Option Plan, or the 1999 Plan, until April 2007, and thereafter pursuant to our 2007 Long-Term Incentive Compensation Plan.

2007 Long-Term Incentive Compensation Plan
The purposes of the 2007 Long-Term Incentive Compensation Plan, as amended, or the 2007 Plan, are to encourage our employees and consultants to acquire stock and other equity-based interests and to replace the 1999 Plan without impairing the vesting or exercise of any option granted thereunder. In 2020, the 2007 Plan was amended to extend the 2007 Plan, and our ability to make grants thereunder, until April 21, 2026.
The 2007 Plan authorizes the issuance of each of the following incentives:
•incentive stock options (options that meet Internal Revenue Service requirements for special tax treatment);
•nonqualified stock options (all stock options other than incentive stock options);
•stock appreciation rights (right to receive any excess in fair market value of shares over a specified exercise price);
•restricted stock (shares subject to vesting, transfer and forfeiture limitations); and
•performance shares (contingent awards comprised of stock and/or cash and paid only if specified performance goals are met).
The Compensation Committee administers the 2007 Plan. The Compensation Committee is authorized to select participants, determine the type and number of awards to be granted, determine, and later amend, subject to certain limitations, the terms of any award, interpret and specify the rules and regulations relating to the 2007 Plan and make all other necessary determinations. Employees and consultants other than non-employee directors are eligible to participate. We may cancel unvested or unpaid incentives for terminated employees and consultants to the extent permitted by law. Upon the occurrence of a change of control event, as defined in the 2007 Plan, all outstanding options will automatically become exercisable in full, and restrictions and conditions for other issued incentives will generally be deemed terminated or satisfied. In addition, our Board of Directors may amend or terminate the 2007 Plan, subject to shareholder approval, to comply with tax or regulatory requirements.
Under the 2007 Plan, all executive officers were granted shares of restricted stock in 2020. These restricted shares will all vest on the fourth anniversary of their grant date. As of December 31, 2020, there were 769,415 shares of unvested restricted stock issued pursuant to the 2007 Plan, which have defined vesting schedules. There were also 1,056,056 shares of common stock outstanding as of December 31, 2020 that were issued pursuant to the 2007 Plan.
As of December 31, 2020, there were no outstanding options to purchase shares of common stock pursuant to the 2007 Plan.
Retirement Savings Opportunity
Effective January 1, 2006, we established a 401(k) plan covering all employees meeting certain minimum service and age requirements. The plan allows all qualifying employees to contribute the maximum tax-deferred contribution allowed by the Internal Revenue Code.
The non-Highly Compensated Employees, or non-HCEs, do not have a minimum or maximum percentage limit that they can defer. The Highly Compensated Employees, however, are limited to what they can defer based on prior year's testing. Hardship distributions are permitted under well-defined circumstances. Beginning January 2008, our Board approved matching employee contributions. We intend to match a portion of the employee contributions on an annual basis.
Health and Welfare Benefits
All full-time employees, including our Named Executive Officers, may participate in our health and welfare benefits programs, which consist of medical, dental and vision care coverage, disability insurance and life insurance.
Perquisites
We generally do not provide perquisites to our employees.

Employment Agreements
During 2020, we entered into new, annual employment agreements with all of our employees. The employment agreements provide that individuals may be eligible for any bonus program which has been approved by our Board of Directors. Any such bonus is discretionary and will be subject to the terms of the bonus program, the terms of which may be modified from year-to-year in the sole discretion of our Board of Directors. During the period of employment under these agreements, each of our employees will be entitled to additional benefits, including eligibility to participate in any company-wide employee benefits programs approved by our Board of Directors as well as reimbursement for reasonable expenses.
Employment is at-will and may be terminated by us at any time, with or without notice and with or without cause. Similarly, each employee may terminate his or her employment with us at any time, with or without notice. Our employment agreements do not provide for any severance payments in the event employment is terminated for cause nor any severance benefits in the event employment is terminated as a result of death or permanent disability. The employment agreements include noncompetition, nonsolicitation and nondisclosure covenants on the part of employees. These agreements also require that, during the term of employment with us and for one year after an individual ceases to be employed by us, each employee may not compete with our business in any manner, unless he or she discloses all facts to our Board of Directors and receives a release allowing him or her to engage in a specific activity. Pursuant to the employment agreements, our employees also agree that for a period of one year after the individual ceases to be employed by us, he or she will not solicit business related to the development or sales of pharmaceutical products from any entity, organization or person which is contracted with us, which has been doing business with us, or which the employee knew we were going to solicit business from at the time he or she ceased to be employed. The agreements also prohibit a terminated employee from soliciting our employees. The employment agreements impose obligations regarding confidential information and state that any discoveries or improvements conceived, developed or otherwise made by the employees, or with others, are deemed our sole property. The employment agreements do not contain any termination or change in control provisions.
Retirement Plan
In 2012, we put in place a new retirement benefit plan, the Summit Program, for a select group of senior management and key employees. These individuals were selected based on tenure, performance and achievement. We expect to add more individuals to this plan each year. The decision to add individuals to this plan is discretionary and will be subject to the terms of the Summit Program.
This benefit program is provided through a defined contribution Supplemental Executive Retirement Plan. As a defined contribution plan, the amount to be contributed is quantifiable and predictable in its impact on our cash and earnings. The Board approved our initial contribution to the plan and approves annual contributions thereafter, at its discretion and based on both employee and Company performance. The employees may also be given the option to defer some of their other compensation into this program.
We will use Corporate Owned Life Insurance to offset future liabilities under the plan. Utilizing such insurance allows the assets to grow on the gross contributions and thus offset the gross growth against the defined contribution liability.
Pension Benefits
Except as described above in the Retirement Plan section, we do not have any plan that provides for payments or other benefits at, following, or in connection with retirement.

2020 Executive Compensation
Our Compensation Committee believes that our executive officers made favorable progress in meeting corporate and individual objectives in 2020 and that the progress justified the resulting increases in base salary as well as annual bonuses and equity awards.
The Company managed through the COVID-19 pandemic in 2020, continuing to operate our business - keeping facilities open and our organization intact. We also maintained our ongoing compliance with the many laws and regulations, that apply to us as a publicly traded, pharmaceutical company. Cumberland has faced the same headwinds affecting other companies that rely on hospital admissions and patient visits to drive revenue. Our business and our clinical studies were impacted as less patients sought elective surgeries and our access to medical facilities was substantially limited. Several of our brands were negatively impacted by the lockdowns and postponement of physician office visits and elective procedures. However, we are very fortunate to have a diversified product portfolio, with other brands delivering a strong performance.
The factors considered by our Compensation Committee in assessing performance of executive officers in 2020 are set forth below:
•A.J. Kazimi. Since its inception Mr. Kazimi has led the Company's significant corporate initiatives, including our initial public offering and listing on the Nasdaq Global Select Market. He has raised over $100 million to support the formation, development and growth of the Company. He has developed and guided our strategy to build our commercial portfolio of seven FDA-approved brands. Mr. Kazimi has also led the acquisitions associated with four of our marketed products, as well as the establishment of our co-promotion arrangements. He has overseen the management and growth of our organization including key executive appointments and guided our favorable Acetadote® patent defense, as well as the expansion of our patent portfolio. During 2020, Mr. Kazimi has overseen the growth of the Company’s net sales and cash flow. He led the strategic review of our products, partners and organization leading to new arrangements with several key international and domestic partners. During 2020, he oversaw the arrangements to establish a joint venture in Singapore to acquire, develop and commercialize products for China and adjacent Asian markets.
•Martin E. Cearnal. Mr. Cearnal was instrumental in the sales of each of our brands in 2020. He oversaw the transition of the commercial activities in support of Vibativ®, our newest marketed product, which provided a significant contribution to the revenue for the Company during the year. Mr. Cearnal continued to direct strategy for the marketing campaigns and activities to support all of our products and oversaw the ongoing development of our sales organization in 2020 including the modest expansion of our sales divisions. He has also continued to be a key member of the Company's business development team, helping to manage our key relationships with other commercial organizations and also conduct the strategic review of our products, partners and capabilities. Mr. Cearnal supervised the launch of the Company’s next generation Caldolor product and RediTrex line of new methotrexate products.
•Leo B. Pavliv. Mr. Pavliv provided leadership for the regulatory and clinical development activities of the Company. He also managed our product formulation laboratories and manufacturing partners. He oversaw all of our contract manufacturing facilities assuring a quality review and release for every product batch. Mr Pavliv led submissions to the FDA resulting in the approval of two new suppliers during the year. Mr. Pavliv managed our medical science liaison and pharmacovigilance capabilities in support of the Company's brands in 2020. He is the inventor for most of the Company’s patents, including those newly issued during the year.

•James L. Herman. Mr. Herman managed the Company's key customer relationships in 2020 resulting in the continued timely distribution of our marketed brands during the year. He oversaw the distribution of our Caldolor next generation product, our RediTrex line of new methotrexate products and our newly packaged Vibativ® brand helping with the key transition activities associated with three products. Mr. Herman led the expansion of our national accounts capability and led an initiative to establish accounts with a group of key new customers in support of our Vibativ brand. In addition to these commercial achievements, he continued to lead our corporate compliance efforts which included implementing the initiative to address the product serialization requirements as well as the training, communication and implementation of the Company's compliance policies.
•Michael P. Bonner. Mr. Bonner served as the Company’s principal financial officer and was responsible for the Company’s financial reporting and audit activities in 2020. He managed our financial audit and SEC reporting including the filing and registration of our securities on form S-3. During the year he led the refinancing of our $15 million bank line of credit and supported the investment of the Company’s cash and marketed securities. He led our $2.2 million in loan funding through the CARES Act Payroll Protection Program. Mr. Bonner also managed all the insurance arrangements for the Company during the year.
Director Compensation
For each of our non-tenured, non-executive director annual compensation includes $50,000 plus 1,000 shares of restricted stock issued pursuant to our 2007 Directors' Incentive Compensation Plan, as amended, or the 2007 Directors’ Plan. Annual compensation for each of our tenured (having completed their first three-year term) non-executive directors for service on the Board of Directors for 2020 was $60,000 plus 1,000 shares of restricted stock.
Based on their responsibilities and activities, for 2020, the Chairman of our Medical Advisory Board received additional compensation of $35,000, and our Lead Independent Director received an additional 4,000 shares of restricted stock.
The annual compensation for our tenured, non-executive directors for 2021 will be $60,000 plus 1,000 shares of restricted stock issued pursuant to the 2007 Directors' Plan. The Chairman of our Medical Advisory Board will receive additional compensation of $35,000 in 2021 and our Lead Independent Director will receive an additional 4,000 shares of restricted stock.
All such director fees are paid in a combination of cash and/or equity, as we and each director shall agree. Cash fees will be accrued and paid on either a monthly or quarterly basis. Directors will not receive separate compensation for attendance at board meetings, board committee meetings or other company board-related activities. Outside directors will be reimbursed for all reasonable and necessary business expenses incurred in the performance of their board responsibilities. The Compensation Committee reviews and approves director compensation.
2007 Directors' Incentive Compensation Plan
The purposes of the 2007 Directors’ Plan are to strengthen our ability to attract, motivate, and retain qualified independent directors and to replace the 1999 Plan without impairing the vesting or exercise of any option granted to a director thereunder. In 2020, the 2007 Directors’ Plan was amended to extend the 2007 Directors’ Plan, and our ability to make grants thereunder, until April 21, 2026.
The 2007 Directors' Plan authorizes the issuance to non-employee directors of each of the following types of awards:
•nonqualified options;
•restricted stock grants (shares subject to various restrictions and conditions as determined by our Compensation Committee); and
•stock grants (awards of shares of our common stock with full and unrestricted ownership rights).

The Compensation Committee administers the 2007 Directors' Plan. In the event of a change in control of the Company (as defined in the 2007 Directors' Plan), all outstanding options would automatically become exercisable in full, and restrictions and conditions for other issued awards shall generally be deemed terminated or satisfied. Our Board of Directors may amend or terminate the 2007 Directors' Plan, subject to shareholder approval if necessary, to comply with tax or regulatory requirements.
As of December 31, 2020, there were no outstanding options to purchase shares of common stock pursuant to the 2007 Directors' Plan. As of December 31, 2020, there were 10,000 shares of unvested restricted stock issued pursuant to the 2007 Directors' Plan which have defined vesting schedules.
Compensation Committee Report
The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management. Based on its review of and discussions with management, the Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement.
If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.cumberlandpharma.com and is also available in print to any shareholder who requests it.

Submitted by the Compensation Committee

Mr. Jonathan I. Griggs	Ms. Caroline R. Young	Mr. Joseph C. Galante
(Chair)

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Summary Compensation Table
The following table sets forth the compensation for services in all capacities to our company for our fiscal years ended December 31, 2020, 2019 and 2018 for the Named Executive Officers:

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total

A.J. Kazimi	2020	$589,500	$195,000	$356,000	$12,500	$2,497	$1,155,497
Chief Executive Officer	2019	566,800	260,000	598,000	50,000	2,497	1,477,297
	2018	545,000	260,000	670,000	—	744	1,475,744

Martin E. Cearnal	2020	$325,000	$56,000	$17,800	$10,000	$744	$409,544
Executive Vice President and Chief Commercial Officer	2019	312,000	80,000	29,900	40,000	744	462,644
	2018	300,000	80,000	33,500	—	744	414,244

Leo B. Pavliv	2020	$422,000	$67,500	$89,000	$—	$744	$579,244
Executive Vice President and Chief Development Officer	2019	405,600	80,000	149,500	40,000	744	675,844
	2018	390,000	80,000	167,500	—	744	638,244

James L. Herman	2020	$260,000	$50,000	$14,240	$7,500	$648	$332,388
Senior Vice President and Chief Compliance Officer	2019	250,000	55,000	17,940	30,000	648	353,588
	2018	240,000	55,000	20,100	—	648	315,748

Michael P. Bonner	2020	$205,500	$34,500	$8,900	$6,250	$516	$255,666
Senior Director of Finance and Accounting and Chief Financial Officer	2019	197,600	35,000	14,950	25,000	516	273,066
	2018	190,000	35,000	16,750	—	516	242,266

(1)	The fair value of restricted stock awards granted during March 2020 equaled $3.56, the closing price of our common stock on the grant date.

(2)	Represents the additions for the Named Executive Officers to the non-contributory, non-qualified defined contribution plan that provides for the payment of benefits from the general funds of the Company.

(3)	Represents premiums paid for by the Company with respect to life insurance for the benefit of the Named Executive Officers.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. A.J. Kazimi, President and Chief Executive Officer (the “CEO”):
For 2020, our last completed fiscal year, the annual total compensation, including salary, bonus, equity awards, and any deferred compensation of:
•our median employee identified at our company (other than our CEO) was $119,885; and
•our CEO, as reported in the Summary Compensation Table, for purposes of determining the CEO Pay Ratio was $1,155,497.

Based on this information, for 2020, the ratio of the annual total compensation of Mr. Kazimi, our CEO, to the annual total compensation of our median employee was estimated to be 10:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median employee, and their annual total compensation, the Company examined its payroll records, for 2020, for all individuals other than the CEO that were employed at December 31, 2020. We determined that our employee population consisted of 90 individuals. Using that employee population, we collected and compared actual base salary, bonus, equity awards and any deferred compensation earned by all employees during 2020. Compensation for employees that began employment during the year was annualized based on rate of pay applied to a full year.

Executive Officers of the Company
Set forth below is information regarding our Named Executive Officers including their ages, positions with our company and principal occupations and employers for at least the last five years. For information concerning such executive officers’ ownership of our common stock, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”
A.J. Kazimi, Chief Executive Officer. Mr. Kazimi, 62, founded our company in 1999 and has served as the Chairman of our Board of Directors and Chief Executive Officer since inception. His career includes nearly 30 years in the biopharmaceutical industry. At Cumberland, he has overseen the development and FDA approval of the company’s Acetadote® and Caldolor® brands, while also leading the acquisition of the Company’s five other commercial products. He was responsible for Cumberland’s initial public offering and listing on the Nasdaq stock exchange. He also serves as Chairman and Chief Executive of Cumberland Emerging Technologies. Prior to joining our company, he spent eleven years helping to build Therapeutic Antibodies Inc., an international biopharmaceutical company. As President and Chief Operating Officer, he made key contributions to that company’s growth from its start-up phase through its initial public offering and listing on the London stock exchange. Mr. Kazimi started his career at Brown-Forman Corporation, rising through a series of management positions and helping to launch several new products. Mr. Kazimi serves on the board of directors for the Nashville Health Care Council, an association of the largest concentration of healthcare companies in the U.S., as well as the Gettysburg Foundation which works with the National Park Service to preserve the historic Civil War military park. Mr. Kazimi is also an Advisory Board member for the University of Notre Dame’s new School of Global Affairs and Loyola University New Orleans’ College of Business. He previously served on the Board of Aegis Sciences Corporation, a federally certified forensic toxicology laboratory. He holds a B.S. from the University of Notre Dame and an M.B.A. from the Vanderbilt University Owen Graduate School of Management. The Board believes that Mr. Kazimi brings strategic insight, leadership and a history of successful execution to the Company along with a wealth of experience in both the biopharmaceutical industry and the development of emerging companies.
Martin E. Cearnal, Executive Vice President and Chief Commercial Officer. Mr. Cearnal, 76, has served as a member of our Board of Directors since 2004. In 2008, he joined our management team to head commercial development for Cumberland, currently serving as Executive Vice President and Chief Commercial Officer. He is the former President and Chief Executive Officer of Physicians World, which became the largest provider of continuing medical education during his tenure from 1985 to 2000. Physicians World was acquired by Thomson Healthcare in 2000, and Mr. Cearnal served as President of Thomson Physicians World from 2000 to 2003 and Executive Vice President-Chief Strategy Officer for Thomson Medical Education from 2003 through 2005. He then became Executive Vice President-Chief Strategy Officer for Jobson Medical Information. Mr. Cearnal has 50 years of experience in the healthcare industry and has been involved with the launches of such noteworthy pharmaceutical products as Lipitor®, Actos®, Intron-A®, Straterra®, Botox® and Humira®. He spent 17 years at Revlon Healthcare in a variety of domestic and international pharmaceutical marketing roles culminating in his position as Vice President, Marketing for International Operations. He has a B.S. degree from Southeast Missouri State University. The Board believes Mr. Cearnal brings significant marketing-related knowledge to the Company, which has and will help facilitate successful product launches and marketing plans, among other contributions.

Leo B. Pavliv, R. Ph., Executive Vice President, Operations and Chief Development Officer. Mr. Pavliv, 60, has served as our Vice President, Operations since 2003, was named Senior Vice President in 2009 and Chief Development Officer in 2012. He is responsible for Cumberland’s overall drug development, including manufacturing and quality operations, and has over 29 years of experience developing pharmaceutical and biological products. From 1997 to 2003, he worked at Cato Research, a contract research organization, most recently as Vice President of Pharmaceutical Development where he oversaw development of a wide variety of products throughout the development cycle. Prior to 1997, he held various scientific and management positions at both large pharmaceutical and smaller biopharmaceutical firms including Parke-Davis from 1984 to 1986, Agouron Pharmaceuticals from 1992 to 1997, ProCyte from 1989 to 1992, and Interferon Sciences from 1986 to 1989. He is a registered pharmacist (R.Ph.) and is regulatory affairs certified. Mr. Pavliv holds a B.S., Pharmacy, and an M.B.A. from Rutgers University.

James L. Herman, Senior Vice President and Chief Compliance Officer. Mr. Herman, 64, handles all national accounts sales, including wholesalers and retail chain buying offices, managed care home offices and federal government accounts. He is also charged with overseeing our corporate compliance efforts. He has been with us since 2003 and has 31 years of pharmaceutical industry experience. From 1998 to 2003, he was with Solvay Pharmaceuticals and served as Director of Managed Care and Director of Trade Affairs and Customer Service. From 1990 to 1998, Mr. Herman was with Schwarz Pharma, where he held national sales leadership positions in National Accounts and Managed Care. He holds a B.S. from Indiana University and an M.B.A. from Cardinal Stritch University.

Michael P. Bonner, Senior Director Accounting & Finance and Chief Financial Officer. Mr. Bonner, 44, was appointed as the Senior Director Finance and Accounting and Chief Financial Officer effective February 1, 2016. Mr. Bonner had served as the Company’s Director, Financial and Tax Reporting since January 2013 with expanded responsibilities since October 2015. Mr. Bonner has 20 years of finance and accounting experience, primarily within the health care industry. Prior to joining Cumberland, his most recent position was at Advocat Inc. a then $300 million Nasdaq listed health care provider, as Vice President of Accounting and Financial Reporting. Prior to that, he had similar responsibilities at LifePoint Health, a then Nasdaq listed health care provider. Mr. Bonner started his career in the assurance practice at Ernst & Young. A Certified Public Accountant, Mr. Bonner has a Bachelor of Science in accounting and business administration and his MBA with an emphasis in accounting from Troy University.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding grants of plan-based awards we granted to our Named Executive Officers during the fiscal year ended December 31, 2020:

Name	Grant Date	All Other Stock Awards: Numbers of Shares of Stock	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards

A. J. Kazimi	03/23/2020	100,000	—	$356,000
Martin E. Cearnal	03/23/2020	5,000	—	17,800
Leo B. Pavliv	03/23/2020	25,000	—	89,000
James L. Herman	03/23/2020	4,000	—	14,240
Michael P. Bonner	03/23/2020	2,500	—	8,900
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “COMPENSATION DISCUSSION AND ANALYSIS.” A summary of certain material terms of our compensation plans and arrangements is set forth above under “COMPENSATION DISCUSSION AND ANALYSIS — Base Salary and Annual Bonuses” and “COMPENSATION DISCUSSION AND ANALYSIS — Long-Term Equity Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding unvested stock and unexercised option awards held by our Named Executive Officers as of December 31, 2020:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

A. J. Kazimi (1)	—	—	—	100,000	$295,000
	—	—	—	100,000	295,000
	—	—	—	100,000	295,000
	—	—	—	100,000	295,000

Martin E. Cearnal (2)	—	—	—	5,000	14,750
	—	—	—	5,000	14,750
	—	—	—	5,000	14,750
	—	—	—	11,600	34,220

Leo B. Pavliv (3)	—	—	—	25,000	73,750
	—	—	—	8,500	25,075
	—	—	—	5,000	14,750
	—	—	—	5,000	14,750

James L. Herman (4)	—	—	—	4,000	11,800
	—	—	—	3,000	8,850
	—	—	—	6,000	17,700
	—	—	—	3,000	8,850

Michael P. Bonner (5)	—	—	—	2,500	7,375
	—	—	—	2,500	7,375
	—	—	—	2,500	7,375
	—	—	—	2,500	7,375

(1)    A. J. Kazimi:
•100,000 shares of restricted stock granted on March 23, 2020; 100% vested on March 23, 2024.
•100,000 shares of restricted stock granted on March 18, 2019; 100% vested on March 18, 2023.
•100,000 shares of restricted stock granted on March 20, 2018; 100% vested on March 20, 2022.
•100,000 shares of restricted stock granted on March 18, 2017; 100% vested on March 18, 2021.
(2)    Martin E. Cearnal:
•5,000 shares of restricted stock granted on March 23, 2020; 100% vested on March 23, 2024.
•5,000 shares of restricted stock granted on March 18, 2019; 100% vested on March 18, 2023.
•5,000 shares of restricted stock granted on March 20, 2018; 100% vested on March 20, 2022.
•11,600 shares of restricted stock granted on March 18, 2017; 100% vested on March 18, 2021..

(3)    Leo B. Pavliv:
•25,000 shares of restricted stock granted on March 23, 2020; 100% vested on March 23, 2024.
•8,500 shares of restricted stock granted on March 18, 2019; 100% vested on March 18, 2023.
•5,000 shares of restricted stock granted on March 20, 2018; 100% vested on March 20, 2022.
•5,000 shares of restricted stock granted on March 18, 2017; 100% vested on March 18, 2021.
(4) James L. Herman:
•4,000 shares of restricted stock granted on March 23, 2020; 100% vested on March 23, 2024.
•3,000 shares of restricted stock granted on March 18, 2019; 100% vested on March 18, 2023.
•6,000 shares of restricted stock granted on March 20, 2018; 100% vested on March 20, 2022.
•3,000 shares of restricted stock granted on March 18, 2017; 100% vested on March 18, 2021.
(5)    Michael P. Bonner:
•2,500 shares of restricted stock granted on March 23, 2020; 100% vested on March 23, 2024.
•2,500 shares of restricted stock granted on March 18, 2019; 100% vested on March 18, 2023.
•2,500 shares of restricted stock granted on March 20, 2018; 100% vested on March 20, 2022.
•2,500 shares of restricted stock granted on March 18, 2017; 100% vested on March 18, 2021.

Option Exercises and Stock Vested
The following table sets forth information regarding the exercise of stock option awards held by our Named Executive Officers during the fiscal year ended December 31, 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

A.J. Kazimi	—	—	62,791	$352,885
Martin E. Cearnal	—	—	2,814	15,815
Leo B. Pavliv	—	—	20,363	114,440
James L. Herman	—	—	1,577	8,863
Michael P. Bonner	—	—	2,866	16,107
Non-Qualified Deferred Compensation Table
The following table reflects the contributions, earnings and account balances for the Named Executive Officers in the Non-Qualified Deferred Compensation plan. This plan is a non-contributory non-qualified defined contribution plan that provides for the payment of benefits from the general funds of the Company. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. Vesting in the Company contributions occurs at the earlier of 60 months of plan participation and reaching the age of 65 or 120 months of participation into the plan. The participants may direct which investment fund the investment amounts are placed within the plan. If no fund is selected by the participant, the Company contributions will be deemed to be invested in a money market account for the participant. The plan allows participants to defer a portion of their compensation. The activity was as follows during the fiscal year ended December 31, 2020:

Name	Executive Contributions	Registrant Contributions (1)	Aggregate Earnings (loss)	Aggregate Withdrawals / Distributions	Aggregate Balance

A.J. Kazimi	$—	$12,500	$17,916	$—	$146,155
Martin E. Cearnal	16,000	10,000	100,079	—	800,848
Leo B. Pavliv	—	—	137,549	—	889,400
James L. Herman	15,600	7,500	5,745	—	419,272
Michael P. Bonner	—	6,250	26,589	—	136,630

(1)	The registrant contributions are included as a component of the summary compensation table while the aggregate earnings are excluded from the summary compensation table. The registrant contributions, in previous years, were included in total compensation for the Named Executive Officers in the Summary Compensation table.

Equity Compensation Plan Information
The following table provides aggregate information as of December 31, 2020, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders	none	none	561,188
Equity compensation plans not approved by security holders	none	none	none
Total	none	none	561,188
Director Compensation Table
The following table sets forth information regarding the aggregate compensation we paid to the members of our Board of Directors during the fiscal year ended December 31, 2020:

Name	Fee Earned or Paid in Cash	Stock Awards ($)		Option Awards ($)		Total

Joey A. Jacobs	$60,000	$17,800	(1)	$—	(1)	$77,800
Dr. Gordon R. Bernard	98,000	—		—		98,000
Jonathan I. Griggs	60,000	3,560	(2)	—	(2)	63,560
Caroline R. Young	57,500	3,560	(3)	—	(3)	61,060
Kenneth J. Krogulski	57,500	3,560	(4)	—	(4)	61,060
James R. Jones	60,000	3,560	(5)	—	(5)	63,560
Joseph C. Galante	50,000	3,560	(6)	—	(6)	53,560

(1)	On March 23, 2020, restricted shares were awarded with a grant-date fair value of $3.56 per share. As of December 31, 2020, Mr. Jacobs had 5,000 shares of restricted stock outstanding.

(2)	On March 23, 2020, restricted shares were awarded with a grant-date fair value of $3.56 per share. As of December 31, 2020, Mr. Griggs had 1,000 shares of restricted stock outstanding.

(3)	On March 23, 2020, restricted shares were awarded with a grant-date fair value of $3.56 per share. As of December 31, 2020, Mrs. Young had 1,000 shares of restricted stock outstanding.

(4)	On March 23, 2020, restricted shares were awarded with a grant-date fair value of $3.56 per share. As of December 31, 2020, Mr. Krogulski had 1,000 shares of restricted stock outstanding.

(5)	On March 23, 2020, restricted shares were awarded with a grant-date fair value of $3.56 per share. As of December 31, 2020, Mr. Jones had 1,000 shares of restricted stock outstanding.

(6)	On March 23, 2020, restricted shares were awarded with a grant-date fair value of $3.56 per share. As of December 31, 2020, Mr. Galante had 1,000 shares of restricted stock outstanding.

CORPORATE GOVERNANCE

Meetings of the Board of Directors and Committees
Board of Directors
The property, affairs and business of our company are under the general management of our Board of Directors as provided by the laws of the State of Tennessee and our Bylaws. We have standing Audit, Compensation and Governance & Nominating Committees of the Board of Directors. The separately designated standing Audit Committee has been operating, as defined, in accordance with the Securities Exchange Act of 1934, as amended, (the "Exchange Act").
The Board of Directors has adopted a written charter for each of our standing committees that establishes the responsibilities of the respective committee. The charter of the Audit Committee, the charter of the Compensation Committee, and the charter of the Governance & Nominating Committee are available on our website at www.cumberlandpharma.com under the tab “Investor Relations - Corporate Governance.”
The Board of Directors held three meetings during fiscal year 2020, which with full attendance by each director, with the exception due to a hospitalization. Each director also attended all meetings held by all standing committees of the Board on which such director served during 2020 except for one director who was unable to attend one committee meeting. While the Company currently has no formal policy with respect to the attendance of members of the Board of Directors at annual meetings, all directors did attend our 2020 Annual Meeting.
Director Independence
The Board of Directors has affirmatively determined the independence of each director in accordance with the Nasdaq Global Select Market rules and listing standards. The Board has affirmatively determined that each of Messrs. Jacobs, Griggs, Jones, Krogulski, Galante, Dr. Bernard and Ms. Young qualifies as an independent non-employee director with no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Company Leadership Structure
The business of the Company is managed under the direction of the Board of Directors, which is elected by the Company’s shareholders. The basic responsibility of the Board of Directors is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of the Company and its shareholders. Leadership is important to facilitate the Board of Directors acting effectively as a working group so that the Company and its performance may benefit. The role of the Chairman includes providing continuous feedback on the direction, performance and strategy of the Company, serving as Chair of meetings of the Board of Directors, setting the Board of Director’s agenda with the Company, and leading the Board of Directors in anticipating and responding to business challenges. The Board of Directors believes that the advisability of having a separate or combined chairman and chief executive officer is dependent upon the strengths of the individuals that hold these positions and the most effective means of leveraging these strengths. At this time, given the composition of the Company’s Board, the effective leadership of Mr. Kazimi as both Chairman of the Board of Directors and Chief Executive Officer, and the current challenges faced by the Company, the Board of Directors believes that combining the positions of Chairman of the Board of Directors and Chief Executive Officer provides the Company with the right foundation to pursue the Company’s strategic and operational objectives, while maintaining effective oversight and objective evaluation of the performance of the Company. The Board of Directors also has a Lead Independent Director.
Board Oversight of Risk
Assessing and managing risk is the responsibility of the Company’s management team, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. The Audit Committee reviews financial risks that may be material to the Company, as well as major legislative and other developments which could materially impact the Company’s financial risks. In addition, the Board of Directors has delegated to the Compensation Committee the responsibility of assessing the risks associated with the Company’s compensation practices and policies for employees, including consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. The full Board reviews the identified risks that may be material to the Company, including those detailed in the Audit Committee’s reports and those disclosed in the Company’s quarterly and annual reports filed with the SEC. The goal of these processes is to achieve serious and thoughtful board-level attention to the Company’s risk management process and system, the nature of the material risks faced by the Company, and the adequacy of the Company’s risk management process and system designed to respond to and mitigate these risks.

Audit Committee
The Board of Directors has instructed the Audit Committee to meet periodically with our management and independent registered public accounting firm to, among other things, review the results of the annual audit and quarterly reviews and discuss our financial statements, recommend to our Board of Directors the independent registered public accounting firm to be retained, and receive and consider the auditors’ comments as to controls, adequacy of staff and management personnel and procedures in connection with audit and financial controls. The Audit Committee is also authorized to review related party transactions for potential conflicts of interest. The Audit Committee’s functions are further described under the heading “Audit Committee Report.”
The Audit Committee is currently comprised of Mr. James R. Jones, Chairman, Mr. Jonathan I. Griggs, Mr. Kenneth J. Krogulski and Mr. Joseph C. Galante. The members of the Audit Committee are “independent,” as determined in accordance with the listing standards for companies listed on the Nasdaq Global Select Market. The members also satisfy the Securities and Exchange Commission’s additional independence requirements for members of audit committees and Rule 10A-3 of the Exchange Act. The Board of Directors has affirmatively determined that James Jones is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Securities Act of 1933 and that each member of the Audit Committee has sufficient financial sophistication to qualify as an audit committee member under Nasdaq Global Select Market listing standards. The Audit Committee met four times during fiscal year 2020.
Compensation Committee
The Compensation Committee is authorized to establish compensation policies for our Company, review annual salaries and bonuses of our executive officers and has the authority to determine the aggregate granting of equity awards, the times at which such equity awards shall be granted, the number of shares issued, the vesting term and any exercise price associated with such equity awards under our equity compensation plans. In addition, the Compensation Committee recommends to the full Board of Directors the compensation of our Chief Executive Officer. In fulfilling its responsibilities, the Compensation Committee has the authority to engage independent compensation consultants or legal advisers when determined by the Committee to be necessary or appropriate. The Compensation Committee currently consists of Mr. Jonathan I. Griggs, Chairman, Ms. Caroline. R. Young and Mr. Joseph C. Galante. The Board of Directors has affirmatively determined that each member of the Compensation Committee is “independent,” as such term is defined in the listing standards for companies listed on the Nasdaq Global Select Market, including, without limitation, the specific requirements of Nasdaq Rule 5605(d)(2) for compensation committee members. The Compensation Committee met once during fiscal year 2020.
The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. The Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our programs encourage and reward prudent business judgment and appropriate risk-taking over the long term.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee are set forth above. The Compensation Committee is made up entirely of independent directors and no member of the Compensation Committee had any relationship during 2020 requiring disclosure under Item 404 of Regulation S-K. In addition, none of the Company’s executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.
Nomination of Directors
The Governance & Nominating Committee (the "Governance Committee"), the members of which are currently, Mr. Joey A. Jacobs, Chairman, Mr. Jonathan I. Griggs, Dr. Gordon R. Bernard and Ms. Caroline R. Young, is responsible for identifying, screening and recommending qualified candidates to serve on our Board of Directors. The Governance Committee is directed, among other things, to: develop and recommend to the Board of Directors specific guidelines and criteria for selecting nominees to the Board of Directors; formulate a process to identify and evaluate candidates to be recommended; and evaluate the performance of incumbent members of the Board of Directors to determine whether to recommend such persons for re-election. The Board of Directors has affirmatively determined that all members of the Governance Committee are “independent” as defined in the listing standards for companies listed on the Nasdaq Global Select Market. The Governance Committee met one time during fiscal year 2020.

It is our policy that the Governance Committee consider recommendations for the nomination of directors submitted by our significant, long-term shareholders (generally, shareholders that have beneficially owned more than 5% of our outstanding shares for at least two years). The Governance Committee will give consideration to such recommendations that have been submitted in accordance with procedural requirements adopted by the Governance Committee. All such shareholder nominating recommendations must be in writing, addressed to the Governance Committee, care of the Corporate Secretary at Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. Shareholders wishing to recommend nominees for election as directors at an annual meeting should submit such recommendation, together with any relevant information that they wish the Governance Committee to consider, to the Corporate Secretary no later than 120 days prior to the date of the notice of annual meeting released to shareholders in connection with the prior year’s annual meeting.
The Governance Committee has determined that, at the minimum, nominees for directorship should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Company endeavors to have a board representing diverse experience in areas that are relevant to the Company’s business activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently and should be committed to serve on the Board of Directors for an extended period of time.
Prior to nominating a candidate for election to the Board of Directors, the Governance Committee will review the qualifications of each candidate. Final candidates may be interviewed by the Company’s Chairman of the Board of Directors and one or more other members of the Board of Directors. The Governance Committee will then make a recommendation to the Board of Directors based on its review, the results of interviews with the candidate and all other available information.
In determining whether to nominate an incumbent director for reelection, the Governance Committee will evaluate each incumbent’s continued service, in light of the Board of Director’s collective requirements, at the time such Director comes up for reelection.
In determining whether to include a shareholder nominee in the Board of Directors slate of nominees, the Governance Committee will consider all information relevant in their business judgment to the decision of whether to nominate the particular candidate for a Board of Directors seat, taking into account the current composition of the Company’s Board of Directors.
In addition to the foregoing, shareholders may nominate directors for election without consideration by the Governance Committee so long as we are provided with proper notice of such nomination, which notice includes all the information required pursuant to Regulation 14A under the Exchange Act including the consent to serve as a director.
The Governance Committee recommended, and the Board of Directors approved the inclusion of Mr. Martin E. Cearnal and James R. Jones on the Company’s proxy card for election to the Board of Directors at the 2021 Annual Meeting based on the aforementioned review process. In doing so, the Governance Committee has affirmatively determined that Mr. Jones is “independent” under Nasdaq listing standards and SEC rules and regulations.
Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including the principal executive officer, principal financial officer and principal accounting officer. It covers all areas of professional conduct, including but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to the Company’s business. You can access the latest copy of our Code of Business Conduct and Ethics on our website, www.cumberlandpharma.com. Or, to obtain a copy the Code of Business Conduct and Ethics, without charge, any person may submit a written request to Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203 Attention: Corporate Secretary.
Transactions with Related Person
The Audit Committee’s charter charges it with the responsibility to review and approve any proposed transaction between the Company and any related person, as defined in Item 404 of Regulation S-K.  During 2020, there were no transactions involving the Company and a related person, and currently, no related person, to our knowledge, is a party to any material transactions with the Company other than the compensation discussed in the section labeled “EXECUTIVE COMPENSATION AND RELATED INFORMATION.”

Legal Proceedings
Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, no director or executive officer has a material interest in a material proceeding adverse to the Company.
Shareholder Communications with the Board
Any shareholder can communicate with all directors or with specified directors by sending correspondence to our Corporate Secretary at 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203. All such letters will be forwarded to the entire Board or to the Director(s) specified by the shareholder.
If you would like additional information on the responsibilities of the Governance & Nominating Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.cumberlandpharma.com and is also available in print to any shareholder who requests it.
Submitted by the Governance & Nominating Committee

Mr. Joey A. Jacobs	Dr. Gordon R. Bernard	Mr. Jonathan I. Griggs	Ms. Caroline R. Young
(Chair)

SHAREHOLDER PROPOSALS
At the Annual Meeting each year, the Board of Directors submits to shareholders its nominees for election as directors. The Board of Directors may also submit other matters to the shareholders for action at the Annual Meeting. Any proposal which a shareholder intends to present in accordance with Rule 14a-8 of the Exchange Act at our next annual meeting of shareholders to be held in 2022 must be received by Cumberland Pharmaceuticals Inc., no later than November 18, 2021. Only proposals conforming to the requirements of Rule 14a-8 of the Exchange Act that are timely received by the Company will be included in the Proxy Statement and Proxy in 2022. Any such proposal should be directed to our Corporate Secretary at our principal executive offices located at 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203.
OTHER MATTERS
Miscellaneous
Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.
Annual Report
Our Annual Report has been made available to shareholders and is posted on our website at http://www.cstproxy.com/cumberlandpharma/2021. The Company will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 upon the written request of any shareholder. Requests can be made by writing to: Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203, Attention: Corporate Secretary.
By order of the Board of Directors,
A.J. Kazimi
Chairman and Chief Executive Officer
Nashville, Tennessee
March 15, 2021

As a shareholder of Cumberland Pharmaceuticals Inc. you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by mobile device must be received by 11:59 p.m., Eastern Time, on April 26, 2021.

Vote Your Proxy on the Internet:		Vote Your Proxy on your Mobile:		Vote Your Proxy via the mail:
	OR		OR
Go to www.cstproxyvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

ÚFOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 AND 2.
				For	Against	Abstain
1. For the election as directors of the nominees listed below, except to the extent that authority is specifically withheld.	FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left	2. To ratify the appointment of BKD, LLP as independent registered accounting firm of the Company for fiscal year ending December 31, 2021.	☐	☐	☐
NOMINEES: (1) Martin E. Cearnal (2) James R. Jones	☐	☐
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
I understand that I may revoke this Proxy only by: (i) written instructions to that effect, signed and dated by me, which must be actually received by the Corporate Secretary prior to the commencement of the Annual Meeting; (ii) properly submitting to the Company a duly executed proxy bearing a later date; OR (iii) appearing at the Annual Meeting and voting in person.

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:
Signature _________________________________ Signature if Held Jointly____________________________________ Date____________ , 2021.
Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shares are owned by a corporation, sign in the full corporate name by the President or other authorized officer. If the shares are owned by a Partnership, sign in the name of the Partnership name by an authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held April 27, 2021

The Notice, Proxy Statement, and our Annual Report on Form 10-K for the year ended December 31, 2020 are available at:
http://www.cstproxy.com/cumberlandpharma/2021

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CUMBERLAND PHARMACEUTICALS INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 27, 2021

The undersigned hereby appoints A.J. Kazimi and Joey A. Jacobs, or either of them, as proxies, with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Cumberland Pharmaceuticals Inc., held of record by the undersigned on March 2, 2021 at the Annual Meeting of Shareholders to be held at the Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203 on Tuesday, April 27, 2021, at 9:30 a.m. Central Time, or any adjournment(s) or postponement(s) thereof, with all powers which the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the instructions specified on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE AS WELL AS PROPOSAL 2. THE PROXIES NAMED ABOVE ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

(Continued, and to be marked, dated and signed, on the other side)